GREENWICH STREET MUNICIPALS FUND INC.
                          10f-3 REPORT
              July 1, 1997 through October 31, 1997


                                                       % of
               Trade                         Par       Purchase
Fund % of
Issuer              Date Selling Dealer      Amount         Price
Assets    Issue

Washington St. Pub. Power     9/11/97   Goldman, Sachs & Co.
$1,000,000     $98.296        0.40%     3.59%
5.125% due 7/1/2011

Houston, TX Water & Sewer     9/18/97   Merrill Lynch
1,000,000   93.963       0.40 3.44
5.000% due 12/1/2025

NYC Trans. Finance Auth. 10/3/97   Lehman Brothers
2,000,000   96.336       0.82 2.06
5.000% due 8/15/2017